Exhibit 10.4

SECOND AMENDED AND RESTATED RESEARCH AND LICENSE AGREEMENT

This Second Amended and Restated Research and License Agreement is entered into as of this 26th day of July, 2007, by and between Brainstorm Cell Therapeutics Inc., a company formed under the laws of the State of Delaware, having a place of business at 1350 Avenue of the Americas New York, NY 10019  (“Licensee”) and Ramot at Tel Aviv University Ltd., a company formed under the laws of Israel, having a place of business at Tel Aviv University in Ramat-Aviv, Tel Aviv 61392, Israel (“Ramot”), for the purpose of amending and replacing the Research and License Agreement between the parties dated March 30, 2006 (the "First Amended and Restated Research and License Agreement"), which replaced the previous Research and License Agreement between the parties dated July 12, 2004 (the “Original Agreement”).

WHEREAS, Tel Aviv University (“TAU”) owns exclusive rights to certain technology developed by Professor Eldad Melamed, Dr. Daniel Offen, Yossef Levy and Dr. Pnina Green at the Felsenstein Medical Research Center of Tel Aviv University relating to processes for the transformation of bone marrow and cord blood stem cells into neuron-like and glial-like cells; and

WHEREAS, pursuant to agreement between TAU and Ramot, all rights, title and interest in and to any and all inventions and other results arrived at by scientists of TAU are owned solely and exclusively by Ramot; and

WHEREAS, pursuant to the Original Agreement, Licensee funds research at TAU through Ramot for the purpose of furthering research related to processes for the transformation of bone marrow and cord blood stem cells into neuron-like and glial-like cells; and

WHEREAS, pursuant to the Original Agreement, Licensee has obtained a license from Ramot with respect to such technology and the results of such research, in order to develop, obtain regulatory approval for and commercialize products based on such technology and the results of such funded research;

WHEREAS, the parties wish to amend some of the terms of the Original Agreement and of the First Amended and Restated Research and License Agreement; and

WHEREAS, in order to give effect to such wish, the parties agree to amend and replace the First Amended and Restated Research and License Agreement with this Agreement, such that the terms of this Agreement shall be deemed to apply as of July 12, 2004 (the “Effective Date”);

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1. “Affiliate” shall mean, with respect to either party, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (i) owns or directly controls twenty percent (20%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly the power to elect or appoint twenty percent (20%) or more of the members of the governing body of the organization or other entity.

1.2 "Additional Ingredient" shall mean a therapeutically active ingredient other than one developed using Ramot Technology. Unless recognized as active ingredients by the FDA (or equivalent body), drug delivery vehicles, non-therapeutic adjuvants, and excipients are hereby deemed not to be “therapeutically active ingredients”, and their presence alone shall not be deemed to create a Combined Product for purposes of this Agreement.

1.3. “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

1.4 “Combined Product” shall mean a product or service which comprises a Licensed Product and one or more Additional Ingredients. To be a Combined Product, a Licensed Product must be sold together with Additional Ingredients as a single product and invoiced as one (1) product.

1.5 “Development Milestones” shall mean the development milestones set forth in Exhibit 1.5 hereto.

1.6 “First Commercial Sale” shall mean the first sale of a Licensed Product by Licensee, an Affiliate of Licensee or a Sublicensee to an unaffiliated third party after Regulatory Approval has been achieved in the country in which such Licensed Product is sold. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.

1.7. “FDA” shall mean the United States Food and Drug Administration.

1.8 “Generic Version” shall mean, with respect to a Licensed Product that is sold in a particular jurisdiction: any third party product or service that (i) contains or utilizes the same therapeutically active ingredient as such Licensed Product, and (ii) that is lawfully marketed, sold and/or provided in such country for the same indications as such Licensed Product, pursuant to an approved application for a license to market a generic or a duplicate version of such Licensed Product (e.g. an Abbreviated New Drug Application in the United States) in the relevant jurisdiction.

1.9. “Joint Inventions” shall mean any and all inventions made jointly by (a) one or more members of the TAU Team in the performance of the Research and (b) one or more employees or consultants of Licensee.

1.10. “Joint Patent Rights” shall mean any and all Patent Rights claiming Joint Inventions.

1.11. “Joint Technology” shall mean Joint Patent Rights and Joint Inventions.

1.12. “Licensed Product” shall mean: (i) any Product (as defined below) that is/was designed, developed, produced or manufactured with the Use of or based on or under license to the Ramot Technology and/or the Joint Technology, in whole or in part; (ii) any Product the making, producing, manufacturing, using, selling, importing or exporting of which is covered by a Valid Claim; and (iii) any service that makes use of any Licensed Product described in clause (i) and/or (ii) of this Section 1.9. In the event of a dispute between the parties as to whether a Product is a Licensed Product, the burden of proof shall be on Licensee to prove that the Product is not a Licensed Product, if Ramot shall in good faith first provide the Company with a reasonable written opinion of an independent pharmaceutical expert that such Product is a Licensed Product.

1.13. “NDA” means a New Drug Application or Product License Application (or Biologics License Application), as appropriate, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Licensed Products that are necessary for or included in FDA approval to market a Licensed Product, or the equivalent application in any other country or jurisdiction.

1.14. “Net Sales” shall mean the gross amount billed or invoiced by or on behalf of Licensee, its Affiliates and its Sublicensees on sales of Licensed Products (whether made before or after the First Commercial Sale of the Licensed Product), less the following: (a) customary or ordinary course of business trade, quantity, patient program, prompt payment or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection, return or retroactive price reduction, chargebacks, administrative fees or rebates; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of Licensee or such Sublicensee, (d) credit or refunds for Products which are rejected or returned; (e) Out bound transportation expenses and transportation insurance premiums to the extend separately stated on the invoice; (f) delayed ship order credits; (g) credits for uncollectible amounts on previously sold Product, provided that such amounts have been written off in the books of the Company in accordance with generally accepted accounting principles as in effect in the United States from time to time "(GAAP"), and provided that such amounts are not subsequently collected; (h) any other reduction or specifically identifiable amounts included in the Product's gross invoice price that should be credited for reasons substantially equivalent to those listed above, so long as not prohibited by GAAP.

(i) In any transfers of Licensed Products between Licensee or a Sublicensee to an Affiliate of Licensee or such Sublicensee other than for resale by such Affiliate, Net Sales shall be equal to the fair market value of the Licensed Products so transferred, assuming an arm’s length transaction made in the ordinary course of business, after deducting the amounts referred to in clauses (a) through (h) above, to the extent applicable; and

(ii) In the event that Licensee or a Sublicensee, or the Affiliate of Licensee or such Sublicensee, receives non-monetary consideration for any Licensed Products or in the case of transactions not at arm’s length with a non-Affiliate of Licensee or such Sublicensee, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business.

Sales of Licensed Products by Licensee or a Sublicensee to an Affiliate of Licensee or such Sublicensee, for resale by such Affiliate, shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced or billed by such Affiliate on resale to an independent third party purchaser.

1.15. “Orphan Drug” shall mean a Licensed Product that is protected (a) by “Orphan Drug” status under the U.S. Orphan Drug Act, (b) by a Supplementary Protection Certificate, as such term is defined in Council Regulation (EU) No. 1768/92, or (c) by a similar status granted under similar statutory provisions of another jurisdiction granting exclusive marketing rights in such jurisdiction.

1.16. “Other Research” shall have the meaning set forth in Section 5.1.

1.17. “Patent Rights” shall mean any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, continuations, continuations-in-part, divisions, reissues, renewals, and all patents granted thereon, and (c) all patents-of-addition, reissue patents, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof.

1.18. “Principal Investigators” shall mean Professor Eldad Melamed and Dr. Daniel Offen, or such other principal investigator who may replace either or both of them pursuant to Section 2.

1.19. “Product” shall mean: (i) any product or service that incorporates differentiation factors and other materials which is capable of inducing bone marrow or cord blood stem cells to differentiate into neuron-like or glial-like cells that can be transplanted into patients for the treatment of neurological and ophthalmic diseases in humans; or (ii) any neuron-like or glial-like cell generated through use of a product described in clause (i) of this Section 1.16.

1.20. “Ramot Results” shall mean (a) any and all inventions, materials, methods, processes, know-how, improvements and results made, created, developed, discovered, conceived or acquired by, or on behalf of, members of the TAU Team (including, without limitation, the Principal Investigators) in the course of the performance of the Research, except Joint Inventions and/or (b) any and all inventions, materials, methods, processes, know-how and results made, created, developed, discovered or conceived by either of the Principal Investigators, either alone or together with one or more third parties, in the performance of services for, the Company, except Joint Inventions.

1.21. “Ramot Patent Rights” shall mean (i) the Patent Rights described in Exhibit 1.21(a) attached hereto, (ii) any other Patent Rights owned by Ramot which claim, and only to the extent they so claim, the invention disclosed in the Patent Rights described in Exhibit 1.21(a) and (iii) all Patent Rights owned by Ramot, to the extent they claim any of the Ramot Results. Exhibit 1.18(b) shall set forth and shall be updated from time to time to include new Ramot Patent Rights.

1.22. “Ramot Technology” shall mean the Ramot Patent Rights, the invention disclosed in Exhibit 1.21(a) and the Ramot Results.

1.23. “Regulatory Agency” shall mean the FDA or equivalent agency or government body of another country.

1.24. “Regulatory Approval” shall mean (i) approval of an NDA by the FDA permitting commercial sale of a Licensed Product or (ii) any comparable approval permitting commercial sale of a Licensed Product granted by the applicable Regulatory Agency in any other country or jurisdiction.

1.25. “Research” shall mean the research actually conducted by the TAU Team under the terms of this Agreement in accordance with the Research Plan.

1.26. “Research Plan” shall mean the research plan attached hereto as Exhibit 1.26, as amended from time to time in accordance with the provisions of this Agreement, which sets forth the research to be undertaken by the TAU Team under the direction of the Principal Investigators during the Research Period.

1.27. “Research Period” shall mean an initial term of three years commencing on the Effective Date, and in the event the TAU Team meets the milestones set forth in the Research Plan in accordance with Section 2.2.1, a total term of six years ending on June 30, 2010.

1.28.  “Sublicense Receipts” shall mean any payments or other consideration that Licensee or an Affiliate receives, other than amounts received on account of Net Sales, in consideration of the sublicense or other grant of rights with respect to some or all of the rights granted to Licensee under Section 5.1, or the grant of an option to obtain a sublicense or such other rights, including without limitation license fees, milestone payments, license maintenance fees and reimbursement for research and development expenses, but excluding payments specifically committed to cover development costs to be actually incurred by Licensee in the development of Licensed Products under, and in accordance with detailed budgets and workplans included in, sublicense agreements with Sublicensees. In the event that Licensee or an Affiliate of Licensee receives non-monetary consideration for any such sublicense or other grant of rights or in the case of transactions not at arm’s length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. For the avoidance of doubt, “Sublicense Receipts” shall not include payments made in consideration for the issuance of equity or debt securities of the Licensee at fair market value and not as direct or indirect consideration (in whole or in part) for the sublicense, or the grant of an option to obtain a sublicense, of some or all of the rights granted Licensee under Section 5.1.

1.29. “Sublicensee” shall mean any permitted sublicensee of all or part of the rights granted Licensee under Section 5.1, as further described in Section 5.2.

1.30. “TAU Team” shall mean the Principal Investigators and those students, scientists and technicians working under their direction at the Felsenstein Medical Research Center of Tel Aviv University on the Research.

1.31. “Third Party License” shall mean a license from an unaffiliated third party to one or more valid and enforceable patents issued in the United States or any other jurisdiction, the claims of which cover one or more functional components that is essential for the efficacy of a Licensed Product.

1.32. “Use” shall mean the use of the Ramot Technology and/or Joint Technology in any stage of the research, development, manufacture or production of a Product.

1.33. “Valid Claim” shall mean a claim of a Ramot Patent Right or Joint Patent Right so long as such claim shall not have been held invalid in a final non-appealable court judgment or patent office decision, in the relevant jurisdiction.

2.  Research Project.

2.1 Performance.

2.1.1. Ramot shall cause TAU, under the direction of the Principal Investigators, to use reasonable efforts to perform the Research in accordance with the Research Plan; however, Ramot and TAU make no warranties regarding the completion of the Research or the achievement of any particular results.

2.1.2. The Research will be directed and supervised by the Principal Investigators, who shall have primary responsibility for the performance of the Research. If both of the Principal Investigators cease to supervise the Research for any reason, Ramot will so notify Licensee, and Ramot shall endeavor to find among the scientists at TAU a scientist or scientists acceptable to Licensee to continue the supervision of the Research in place of the Principal Investigators. If Ramot is unable to find such a scientist acceptable to Licensee, within sixty (60) days after such notice to Licensee, Licensee shall have the option to terminate the funding of the Research. Licensee shall promptly advise Ramot in writing if Licensee so elects. Such termination of funding shall terminate Ramot’s and TAU’s obligations pursuant to Section 2.1.1 above, but shall not terminate this Agreement or any of the other rights or obligations of the parties under this Agreement. Nothing contained in this Section 2.1.2, shall be deemed to impose an obligation on Ramot or TAU to successfully find a replacement for the Principal Investigators who is acceptable to Licensee.

2.1.3. The Principal Investigators shall provide Licensee, within thirty (30) days after the end of every six-month period during the Research Period, a written report summarizing the Ramot Results obtained during the preceding six-month period.

2.2 Funding of the Research Project.

2.2.1. Licensee shall fund the Research during the initial term of the Research Period in accordance with the schedule set forth in Exhibit 2.2.1 hereto. In addition, in the event the TAU Team meets the milestones set forth in Section (b) of Exhibit 1.23, Licensee shall provide funding for the second phase of the Research in the total amount of US$1,140,000 during the additional 3-years term of the Research Period. The Parties shall meet no later than six months prior to completion of initial term of the Research to discuss and agree upon the research program, milestones, and payment schedule for the second phase of the Research. Any and all funding provided by the Licensee pursuant to this Section 2.2.1 shall be applied by Ramot exclusively in support of the Research, including salaries and Ramot’s standard rates of overhead in effect at such time, in accordance with the procedures established at TAU.

2.2.2. Nothing in this Agreement shall be interpreted to prohibit Ramot, TAU or the Principal Investigators from seeking and receiving funding from non-commercial sources, including government agencies and foundations, or from commercial entities for non-commercial purposes, to further support the Research or Other Research performed at TAU with the use of the Ramot Technology or the Joint Technology; provided that such funding shall not be on terms that give such entity(ies) any rights, contractual, commercial or otherwise, to any Ramot Technology or Joint Technology without the prior written consent of Licensee (subject to any non-exclusive license for governmental purposes or other governmental rights required as a condition for such non-commercial funding). Ramot shall notify Licensee upon the Principal Investigators’ or TAU’s applying for such funding, which notice shall include a copy of any notices awarding such funding.

2.2.3. Ramot shall submit the Licensee: (i) an interim written report on the progress of the Research in each 6 (six) month period during the Research Period, within 60 (sixty) days of the end of each such 6 (six) month period, and a written report summarizing the results of the Research within 60 (sixty) days of the end of the first 3 years and the additional three years of Research Period; and (ii) reports of any significant findings in the Research promptly upon such findings being made.

3. Title.

3.1. Ramot Technology. All rights, title and interest in and to the Ramot Technology, and in and to any drawings, plans, diagrams, specifications and other documents containing any of the Ramot Technology shall be owned solely and exclusively by Ramot.

3.2. Joint Technology. All rights, title and interest in and to the Joint Technology are and shall be owned jointly by Licensee and Ramot.

3.3. Determination. All determinations of inventorship under this Agreement shall be made in accordance with United States patent law. In case of dispute between Ramot and Licensee over inventorship, a mutually acceptable outside patent counsel shall make the determination of the inventor(s) by applying the standards contained in United States patent law.

4. Patent Filing, Prosecution and Maintenance.

4.1. Ramot Patent Rights. Ramot shall be responsible for the preparation, filing, prosecution, protection and maintenance of all Ramot Patent Rights, using patent counsel reasonably acceptable to Licensee. Ramot shall consult with Licensee as to the preparation, filing, prosecution, protection and maintenance of the Ramot Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any other patent office and shall furnish Licensee with copies of all relevant documents reasonably in advance of such consultation.

4.2. Joint Patent Rights.

4.2.1. Consultation. Ramot and Licensee shall consult each other regarding the preparation, filing and prosecution of all patent applications, and the maintenance of all patents, included within the Joint Patent Rights, including, without limitation, the content, timing and jurisdiction of the filing of such patent applications and their prosecution, and other details and overall global strategy pertaining to the procurement and maintenance of the Joint Patent Rights.

4.2.2. Filing. All Joint Patent Rights shall be filed, prosecuted and maintained by the parties through an independent patent firm or firms as shall be mutually agreed upon by Ramot and Licensee. Such counsel shall be charged with the duty to act in the best interests of each of Ramot and Licensee, taking into account their relative status as licensors/licensee under this Agreement and the parties’ intension to prepare, file, prosecute, obtain and maintain the Joint Patent Rights in a manner that will provide the maximum economic advantage and return to the parties. Such counsel shall confer with each of Ramot and Licensee and attempt to achieve a consensus in all decisions made relative to the content of applications, the prosecution of the Joint Patent Rights and the content of communications with the relevant patent agencies, prior to any communications with such agencies.

4.3. Expenses. Subject to Section 4.4 below, Licensee shall reimburse Ramot for all documented patent-related expenses incurred by Ramot pursuant to this Section 6 within thirty (30) days after Ramot invoices Licensee. In addition, in December 2004, Licensee paid Ramot a total amount of $16,908 (sixteen thousand, nine hundred and eight US Dollars) as a reimbursement for expenses incurred by Ramot prior to the execution of the Original Agreement with respect to the filing and prosecution of Ramot Patent Rights.

4.4.Abandonment. Should Licensee elect not to reimburse Ramot for the filing, prosecution or maintenance of a patent application in any country, on any invention included in the Ramot Technology or Joint Technology or to cease reimbursing Ramot for the prosecution, protection and/or maintenance of any Ramot Patent Right or Joint Patent Rights in any such country (an “Abandoned Country”), Licensee shall provide Ramot with prompt written notice of such election. Upon written receipt of such notice by Ramot, Licensee shall be released from its obligations to reimburse Ramot for the expenses incurred thereafter as to such Abandoned Country in conjunction with such Patent Rights. In such event, any license with respect to such Patent Rights will terminate with respect to such Abandoned Country, and Licensee shall have no rights whatsoever to exploit such Patent Rights in such Abandoned Country. Ramot shall then be free, without further notice or obligation to Licensee, to grant rights in and to such Patent Rights with respect to such Abandoned Country to third parties, which rights shall not include the right to offer, sell or market the resulting Licensed Product(s) in, or to export such Licensed Product(s) to, any country which is not an Abandoned Country

4.5. No Warranty. Nothing contained herein shall be deemed to be a warranty that: (a) Ramot can or will be able to obtain patents on patent applications included within the Ramot Patent Rights or on patent applications relating to the Ramot Results, or that any of the Ramot Patent Rights will afford adequate or commercially worthwhile protection, (b) the parties can or will be able to obtain patents of patent applications relating to Joint Inventions or (c) the manufacture, use or sale of any element of the Ramot Technology or Joint Technology or any Licensed Product will not infringe any patent(s) of any third party.

5.  License Grant.

5.1.  License. Subject to the terms and conditions set forth in this Agreement, Ramot hereby grants to Licensee an exclusive, worldwide, royalty-bearing license under the Ramot Technology and Ramot’s interest in the Joint Technology solely to research, develop, make, have made, use, offer for sale, sell, have sold, import and export Licensed Products, and to otherwise practice and exploit the Ramot Technology and Ramot's interest in the Joint Technology solely for the purpose of developing and/or commercializing Licensed Products. For purposes of this Section 5.1, the term “exclusive” means that Ramot shall not have any right to grant such licenses or rights to any third party, subject, however, to Ramot’s right to license TAU, the Principal Investigators and the other members of the TAU Team to practice or utilize such rights and licenses to conduct the Research, and subject further, to the right of employees, researchers and students of Tel Aviv University to use the Ramot Technology and the Joint Technology for academic research purposes, alone or in collaboration with third parties (“Other Research”). To the extent such utilization should require publication or disclosure to persons who are not a part of the TAU Team or disclosure to parties who are not employees, researchers or students of Tel Aviv University the provisions of Section 9.2 shall govern any such publication or disclosure.

5.2 Sublicense.

5.2.1. Sublicense Grant. Licensee shall be entitled, without any requirement for Ramot’s prior agreement, to grant sublicenses to third parties under the license granted pursuant to Section 5.1 on terms and conditions in compliance with and not inconsistent with the terms of this Agreement (except that the royalty rates may be higher than those set forth in this Agreement). Such sublicenses shall only be made for consideration and in bona-fide arm’s length transactions.

5.2.2. Sublicense Agreements. Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with and shall be subject and subordinate to the terms and conditions of this Agreement. Such sublicense agreements shall contain, among other things, provisions to the following effect:

5.2.2.1. All provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement, including without limitation its obligations under Sections 6.1, 8.5, 8.6 and 13.4.3;

5.2.2.2. In the event of termination of the license (in whole or in part - e.g. termination in a particular country) set forth in Section 5.1 above, any existing agreements that contain a sublicense of the Ramot Technology or Ramot’s interest in Joint Inventions shall terminate to the extent of such sublicense; provided, however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of its sublicense agreement with Licensee such that Licensee would have the right to terminate such sublicense, Ramot shall be obligated, at the request of such Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense Agreement does not impose any obligations or liabilities on Ramot which are not included in this Agreement;

5.2.2.3. The Sublicensee shall be entitled to sublicense its rights under such sublicense agreement, provided that the provisions of this Section 5.2 shall apply to the grant of such sublicense; and

5.2.2.4. The sublicense agreement may not be assigned by Sublicensee without the prior written consent of Ramot , except that Sublicensee may assign the sublicense agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which the sublicense agreement relates; provided that any such assignee agrees in writing in a manner reasonably satisfactory to Ramot to be bound by the terms of such sublicense agreement. The consent and acknowledgement of satisfaction contemplated in this Section 5.2.2.4 shall not be unreasonably withheld or delayed.

5.2.3. Delivery of Sublicense Agreement. Licensee shall furnish Ramot with a fully executed copy of any such sublicense agreement, promptly after its execution.

5.2.4. Breach by Sublicensee. Any act or omission by a Sublicensee, which would have constituted a breach of this Agreement had it been an act or omission by Licensee, shall constitute a breach of this Agreement. Licensee shall indemnify Ramot for, and hold it harmless from, any and all damages or losses caused to Ramot as a result of any such breach by a Sublicensee. In the event of a breach by a Sublicensee, the cure of such breach or the termination by Licensee of the sublicense agreement with such Sublicensee within Licensee’s cure period, as set forth in Section 13.3.3.1, shall constitute a cure of Licensee’s breach under this Agreement for purposes of Section 13.3.3.1.

5.3. No Other Grant of Rights. Other than as specifically set forth in Section 5.2, Licensee and Sublicensees shall not be entitled to grant, directly or indirectly, to any person or entity any right of whatever nature (a) under, or with respect to, or permitting any use or exploitation of, any of the Ramot Technology or Joint Technology or (b) to develop, manufacture, market or sell Licensed Products.

6.  Development and Commercialization.

6.1. Diligence.

6.1.1. Reasonable Efforts. Licensee shall use its reasonable efforts, and/or shall cause its Affiliates or Sublicensees to use their reasonable efforts: (i) to develop Licensed Products, (ii) to introduce Licensed Products into the commercial market and (iii) to market Licensed Products following such introduction into the market. Specifically, Licensee and/or its Affiliates and/or Sublicensees shall fulfill the following obligations:

6.1.1.1. Licensee, by itself or through Affiliates or Sublicensees, undertakes to employ its reasonable efforts, including funding consistent with such efforts, to carry out all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain Regulatory Approval for the production, use and sale of Licensed Products in each country in which Licensee, its Affiliates or Sublicensees intend to produce, use, offer to sell and sell Licensed Products and in any case, in the United States, the European Union and Japan.

6.1.1.2. During the period commencing with the receipt of Regulatory Approval in a given jurisdiction, Licensee and its Affiliate shall, and shall ensure that Sublicensees shall, use its or their reasonable efforts, including funding consistent with such efforts, to promote, market and sell Licensed Products in such jurisdiction. Licensee and/or its Affiliates and/or Sublicensees activities shall include but not be limited to:

(a) Using their reasonable efforts to establish and maintain good business relationships with hospitals, health care systems, doctors and other medical professionals in accordance with standard and customary practices;

(b) Establishing and maintaining a sales force consisting of reasonably qualified personnel to promote and market the Licensed Products;

(c) Advertising the Licensed Products in professional journals and publications and sponsoring or attending appropriate symposia, trade exhibitions and medical education programs; and

(d) Formulating and using their reasonable efforts to implement annual sales and marketing plans for the Licensed Products.

6.1.2. Milestones. Without limiting the foregoing, Licensee, by itself or through Affiliates or Sublicensees, shall meet each of the Development Milestones.

6.2. The Principal Investigators, a Licensee representative and a Ramot representative shall meet no less than once every six (6) months during the term commencing with the Effective Date and ending upon the First Commercial Sale of a Licensed Product, at locations and times to be mutually agreed upon by the parties, (i) to review the progress being made under the research and development activities conducted by Licensee relating to Licensed Products, (ii) to review the progress being made towards fulfilling the Development Milestones and (iii) to discuss intended efforts for fulfilling such milestones.

6.3. Within sixty (60) days after the end of each calendar year, Licensee shall furnish Ramot with a written report on the progress of its, its Affiliate’s and Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products, including without limitation research and development efforts, efforts to obtain Regulatory Approval, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the then current year.

6.4. Failure. If Licensee breaches any of its obligations pursuant to Section 6.1, unless and to the extent the failure is due solely to delay necessitated by regulatory agencies, Ramot shall notify Licensee in writing of Licensee’ failure and shall allow Licensee ninety (90) days to cure or to demonstrate that it has begun to cure its failure. Licensee’ failure to cure or demonstrate that it has begun to cure such delay to Ramot’s reasonable satisfaction within such 90-day period shall constitute a material breach of this Agreement and Ramot shall have the right to terminate this Agreement forthwith.

7.  Consideration for Grant of License

7.1. Upfront Payments. The Parties confirm that Licensee has delivered to Ramot, in December 2004, an upfront license fee payment in the sum of $100,000 (one-hundred thousand US Dollars

7.2. Warrants. In addition, pursuant to the terms of the Original Agreement, effective November 4, 2004, Licensee issued to Ramot and its designees warrants to purchase an aggregate of 10,606,415 shares of our common stock at a purchase price of $.01 per share (29% of the issued and outstanding shares of our capital stock on a fully diluted and as converted basis as of November 4, 2004). The form of these warrants is attached hereto as Exhibit 7.2.

7.3. Net Sales.

7.3.1. Royalties. In addition, Licensee shall pay Ramot royalties on Net Sales on a Licensed Product-by-Licensed Product and jurisdiction-by-jurisdiction basis as follows:

7.3.1.1. So long as (a) the making, producing, manufacturing, using, marketing, selling, importing or exporting of such Licensed Product is covered by a Valid Claim or (b) the Licensed Product is covered by Orphan Drug status in such jurisdiction: an amount equal to 5% (five percent) of all Net Sales; and

7.3.1.2. In the event that (a) the making, producing, manufacturing, using, marketing, selling, importing or exporting of such Licensed Product is not covered by a Valid Claim and (b) the Licensed Product is not covered by Orphan Drug status in such jurisdiction: an amount equal to 3% (three percent) of all Net Sales until the expiration of fifteen (15) years from the date of the First Commercial Sale of such Licensed Product in such jurisdiction.
7.3.1.3  Notwithstanding the foregoing, if, in a given calendar quarter in a given country, sales of Generic Versions of a Licensed Product (or Combined Product) represent ten (10%) or more of the total combined sales of such Licensed Product (or Combined Product) and such Generic Versions in such country, the royalties payable with respect to Net Sales of such Licensed Product (or the portion of Net Sales attributed to the Licensed Product in such Combined Product pursuant to Section 7.5) in such country shall be reduced to 2.5% for such calendar quarter.

7.3.2. Third-Party Royalties. In the event that Licensee is required to make royalty payments, at fair market terms after arms’ length negotiations, pursuant to the terms of a Third Party License that Licensee is legally required to obtain in order to make use of and/or to sell Licensed Products in a particular jurisdiction (including Licensed Products that are included in a Combined Product, but not including any other ingredient of such Combined Product), Licensee may offset such third-party payments against the royalty payments that are due to Ramot pursuant to Section 7.3.1.1 (but not pursuant to Section 7.3.1.2 or 7.3.1.3) with respect to sales in such jurisdiction; provided that,

(a) royalty payments under Section 7.3.1.1 to Ramot may not be reduced pursuant to this Section 7.3.2 unless all other parties who are entitled to receive royalties on Net Sales of Licensed Products pursuant to agreements or licenses (including Third Party Licenses) made or obtained by Licensee prior to the grant of the Third Party License in question are subject to a proportionate reduction of their royalties; and

(b) in no event, shall the royalty payments to Ramot under Section 7.3.1.1 with respect to such Licensed Product be reduced to less than an amount equal to 3% of Net Sales with respect to such Licensed Product in such jurisdiction as a result of reductions pursuant to this Section 7.3.2.

7.4.  Sublicense Receipts. In addition, Licensee shall pay Ramot an amount equal to a percentage of all Sublicense Receipts as follows:

(a) 25% of Sublicense Receipts, with respect to Sublicenses granted prior to completion of Phase II Clinical Studies, and

(b) 20% of Sublicense Receipts, with respect to Sublicenses granted following completion of Phase II Clinical Studies.

7.5 Combined Products. For purposes of determining royalty payments on sales of Combined Products, “Net Sales” shall be determined by multiplying the actual Net Sales of such Combined Product during the applicable royalty reporting period and in the applicable jurisdiction, by the fraction A/(A+B) where: “A” is the average sale price of the Licensed Product contained in the Combined Product when sold separately by Licensee or its Affiliate; and “B” is the average price of the Additional Ingredients included in the Combined Product when sold separately by its supplier, in each case during the applicable royalty reporting period or if sales of both the Licensed Product and/or other Additional Ingredients did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other Additional Ingredients included in the Combined Product, Net Sales for the purpose of determining royalty payments shall be calculated by multiplying the Net Sales of the Combined Products by the fraction of C/(C+D) where “C” is the fair market value of the Licensed Product and “D” is the fair market value of all other Additional Ingredients included in the Combined Product. In such event, the parties shall negotiate in good faith to arrive at a determination of the respective fair market values of the Licensed Product and all other Additional Ingredients included in the Combined Product, provided that the portion of Net Sales attributed to the Licensed Product in such event shall not be less than 50% of the relevant Net Sales.

8.  Reports; Payments; Records.

8.1.  First Commercial Sale. Licensee shall inform Ramot in writing of the date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such First Commercial Sale and shall describe such Licensed Product.

8.2.  Reports and Payments.

8.2.1 Reports. Within sixty (60) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Licensee or a Sublicensee first receives Net Sales or Licensee or an Affiliate receives Sublicense Receipts, Licensee shall deliver to Ramot a report containing the following information:

(a)  the number of units of Licensed Products sold by Licensee, its Affiliates and Sublicensees to independent third parties in each country for the applicable Calendar Quarter;

(b) the gross amount billed for each unit of a Licensed Product sold by Licensee, its Affiliates and Sublicensees during the applicable Calendar Quarter in each country;

(c) a calculation of Net Sales for the applicable Calendar Quarter in each country, including a listing of applicable deductions;

(d) the total amount payable to Ramot in U.S. dollars on Net Sales for the applicable Calendar Quarter, together with the exchange rates used for conversion.

If no amounts are due to Ramot for any Calendar Quarter, the report shall so state.

8.2.2. Payment for Net Sales. Within 60 days of end of each Calendar Quarter, Licensee shall remit to Ramot all amounts due with respect to Net Sales for the applicable Calendar Quarter, subject to credit for amounts paid to Ramot previously that were excessive under the definition of Net Sales herein.

8.2.3 Payment for Sublicense Receipts. In addition to the reports delivered pursuant to Section 8.2.1, Licensee shall notify Ramot in writing within fifteen (15) days of the receipt of any Sublicense Receipts. Licensee shall remit to Ramot all amounts due with respect to such Sublicense Receipts within thirty (30) of the receipt of such Sublicense Receipts by Licensee.

8.3.  Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments shall be without deduction of exchange, collection, or other charges.

8.4.  Payments in Other Currencies. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Licensee shall give Ramot prompt written notice of such restriction, which notice shall satisfy the payment deadlines described in Section 8.2. Licensee shall pay any amounts due Ramot through whatever lawful methods Ramot reasonably designates; provided, however, that if Ramot fails to designate such payment method within thirty (30) days after Ramot is notified of the restriction, Licensee may deposit such payment in local currency to the credit of Ramot in a recognized banking institution selected by Licensee and identified by written notice to Ramot, and such deposit shall fulfill all obligations of Licensee to Ramot with respect to such payment.

8.5.  Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products that are made, used or sold under this Agreement, any amounts payable to Ramot in relation to such Licensed Products and all Sublicense Receipts received by Licensee and its Affiliates, which records shall contain sufficient information to permit Ramot to confirm the accuracy of any reports or notifications delivered to Ramot under Section 8.2. The relevant party shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter, during which time Ramot shall have the right, at its expense, to cause an independent, certified public accountant to inspect such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Ramot any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 8.5 reveals an underpayment in excess of five percent (5%) in any calendar year, the audited party shall bear the full cost of such audit. Ramot may exercise its rights under this Section 8.5 only once every year per audited party and only with reasonable prior notice to the audited party. Licensee shall cause its Affiliates and Sublicensees to fully comply with the terms of this Section 8.5.

8.6.  Audited Report. Licensee shall furnish Ramot, and shall cause its Affiliates and Sublicensees to furnish Ramot, within one hundred twenty (120) days after the end of each calendar year, commencing at the end of the calendar year of the First Commercial Sale, with a report, certified by an independent certified public accountant, relating to royalties and other payments due to Ramot pursuant to this Agreement in respect to the previous calendar year and containing the same details as those specified in Section 8.2 above in respect to the previous calendar year.

8.7. Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement shall bear monthly interest at a simple annual interest, equal to three percent (3%) above the 30 day London Interbank Offer Rate (LIBOR) as determined for each month on the last business day of that month, assessed from the day payment was initially due until the date of payment.

8.8. Payment Method. Each payment due to Ramot under this Agreement shall be paid in U.S. currency by wire transfer of funds to Ramot’s account in accordance with written instructions provided by Ramot.

8.9.  VAT; Withholding and Similar Taxes. All amounts to be paid to Ramot pursuant to this Agreement are exclusive of Value Added Tax but inclusive of all other taxes or withholding amounts. Licensee shall add value added tax, as required by law, to all such amounts. If applicable laws require that taxes be withheld from any amounts due to Ramot under this Agreement, Licensee shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) promptly deliver to Ramot a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.

9. Confidential Information

9.1 Confidentiality.

9.1.1. Confidential Information. Licensee agrees that, without the prior written consent of Ramot, in each case, during the term of this Agreement, and for five (5) years thereafter, it will keep confidential, and not disclose or use Confidential Information (as defined below) other than for the purposes of this Agreement, without the express written consent of Ramot. Licensee shall treat such Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Licensee may disclose the Confidential Information only to employees and consultants of Licensee or of its Affiliates or Sublicensees (or their Affiliates) who have a “need to know” such information in order to enable Licensee to exercise or exploit its rights and fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, "Confidential Information" means any proprietary scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of Ramot, TAU, or any of their employees, researchers or students (including members of the TAU Team) to Licensee, whether in oral, written, graphic or machine-readable form, except to the extent (A) such information: (i) was known to Licensee at the time it was disclosed, other than by previous disclosure by or on behalf of Ramot, TAU or any of their employees, researchers or students, as evidenced by Licensees’ written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Licensee by a third party who is not subject to obligations of confidentiality to Ramot or TAU with respect to such information; (iv) is independently developed by Licensee without the use of or reference to the Confidential Information, as demonstrated by documentary evidence; and (B) disclosure of such information is reasonably necessary in (i) filing or prosecuting patents and patent applications; (ii) conducting research, development and/or commercialization activities and regulatory filings for products or services; (iii) prosecuting or defending litigation; (iv) complying with applicable law, including court orders or governmental regulations; and (v) disclosure to third parties in connection with due diligence or similar investigations by such third parties or potential investment.

9.1.2. Disclosure of Agreement. Each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws.

9.1.3. Publicity. Except as expressly permitted under Section 9.1.2, no party will make any public announcement regarding this Agreement without the prior written approval of the other party. Publication of the fact of this Agreement and its subject matter shall be deemed to be approved.

9.2. Academic Publications and Third Party Collaboration. Ramot shall have the right to allow the Principal Investigators and other members of the TAU Team to publish the results of the Research, if any, in scientific publications, to present such results at scientific symposia, or to transfer such results to third parties for the purpose of conducting Other Research in collaboration with TAU, provided that the following procedure is followed:

9.2.1. Ramot shall cause the members of the TAU Team to comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications relating to the Research.

9.2.2 The results of the Research shall only be transferred to a third party for the purpose of conducting Other Research after such third party has executed a material transfer agreement on terms approved in advance by the Company, which shall contain appropriate protections for the rights of the Company hereunder;

9.2.3. No later than thirty (30) days prior to submission for publication of any scientific articles, abstracts or papers concerning the results of the Research, the presentation of such results at any scientific symposia, or the transfer of such results to third parties for the purpose of Other Research, Ramot shall send to Licensee a written copy of the material to be so submitted, presented, or transferred and shall allow Licensee to review such submission to determine whether the material to be publication or presentation contains subject matter for which patent protection should be sought prior to publication, presentation or transfer for the preservation of Ramot Patent Rights.

9.2.4. Licensee shall provide its written comments with respect to such publication or presentation within thirty (30) days following its receipt of such written material.

9.2.5. If Licensee, in its written comments, identifies material for which patent protection should be sought, then Ramot shall cause the publication, presentation or transfer of such material to be delayed for a further period of up to ninety (90) days from the receipt of such written comments to enable Ramot to make the necessary patent filings in accordance with Section 4.

9.2.6. After compliance with the foregoing procedures with respect to an academic, scientific or medical publication and/or public presentation, members of the TAU Team shall not have to resubmit any such information published according to this Section 9.2 for re-approval should such same information be republished or publicly disclosed in another form.

10.  Enforcement of Patent Rights.

10.1. Notice. In the event either party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of any Ramot Patent Rights (collectively, an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement

10.2. Suit by Licensee. Licensee shall have the right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement of Ramot Patent Rights. Should Licensee elect to bring suit against an infringer and Ramot is joined as party plaintiff in any such suit, Ramot shall have the right to approve the counsel selected by Licensee to represent Licensee, such approval not to be unreasonably withheld. The expenses of such suit or suits that Licensee elects to bring, including any expenses of Ramot incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee and Licensee shall hold Ramot free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Licensee shall not compromise or settle such litigation without the prior written consent of Ramot, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 10.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Ramot shall receive an amount equal to one-third of such funds and the remaining two-thirds of such funds shall be retained by Licensee, provided that with respect to amounts awarded for loss of sales, Ramot shall only be entitled (after such amounts shall first have been applied to cover out-of-pocket expenses of both parties) to 5% from the awarded lost Net Sales or the lost Net Sales grossed up from the loss of profit awarded by the court.

10.3. Suit by Ramot. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 10.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within ninety (90) days after receipt of notice to Licensee by Ramot of the existence of an Infringement, Ramot may elect to do so. Should Ramot elect to bring suit against an infringer and Licensee is joined as party plaintiff in any such suit, Licensee shall have the right to approve the counsel selected by Ramot to represent Ramot, such approval not to be unreasonably withheld. The expenses of such suit or suits that Ramot elects to bring, including any expenses of Licensee incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Ramot and Ramot shall hold Licensee free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. Ramot shall not compromise or settle such litigation without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. In the event Ramot exercises its right to sue pursuant to this Section 10.3, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to one-third of such funds and the remaining two-thirds of such funds shall be retained by Ramot.

10.4. Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 10 by the other party for Infringement.

10.5. Cooperation. Each party agrees to cooperate fully in any action under this Section 10 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

10.6. Standing. If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If either party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

11. Warranties; Limitation of Liability.

11.1. Compliance with Law. Licensee warrants that it will comply with, and shall ensure that its Affiliates and Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products.

11.2. Representations by Ramot. Ramot represents that: (a) it is the owner of the Ramot Patent Rights set forth in Exhibit 1.18(a) free and clear of all liens and encumbrances; (b) it has the right to grant the licenses granted pursuant to this Agreement; (c) it has not granted any rights in or to Ramot Technology which are inconsistent with the rights granted to Licensee under this Agreement to any other party.

11.3. No Warranty.

11.3.1. Nothing in this Agreement (including, without limitation, any exhibits or attachments hereto) shall be construed as a warranty on the part of Ramot that any results or inventions will be achieved in the Research or that the Ramot Technology, Joint Technology and/or any other results or inventions achieved in the Research are or will be commercially exploitable, and furthermore, Ramot makes no warranties whatsoever as to the commercial or scientific value of the Ramot Technology, Joint Technology and/or as to any results which may be achieved in the Research and/or that any patent will issue from any pending patent applications in the Ramot Patent Rights. Ramot makes no representation that use of the Ramot Technology or Joint Technology will not infringe the patent or proprietary rights of any third party.

11.3.2. Except as otherwise expressly provided in this Agreement, no party makes any warranty with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement and hereby disclaims warranties of merchantability, fitness for a particular purpose and noninfringement with respect to any and all of the foregoing.

11.4. Limitation of Liability. Notwithstanding anything else in this Agreement or otherwise, Ramot shall not be liable to Licensee with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services.

12.  Indemnification.

12.1 Indemnity. Licensee shall indemnify, defend, and hold harmless Ramot, TAU, the Principal Investigators, the other members of the TAU Team, their Affiliates and their respective governors, directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Ramot Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Ramot Indemnitees in connection with any claims, suits, actions, demands or judgments (“Claims”) arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning the use of any Ramot Technology or Joint Technology by Licensee, or any of its Affiliates or Sublicensees, or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted by Ramot to Licensee under this Agreement (except in cases where such claims, suits, actions, demands or judgments result from a willful material breach of this Agreement, gross negligence or willful misconduct on the part of any of the Ramot Indemnitees). The foregoing indemnity shall be the exclusive remedy of the Ramot Indemnitees with respect to liability arising from any such Claims.

12.2 Procedures. If any Ramot Indemnitee receives notice of any Claim, such Ramot Indemnitee shall, as promptly as is reasonably possible, give Licensee notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve Licensee of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of Licensee to respond to or to defend the Ramot Indemnitee against such Claim. Ramot and Licensee shall consult and cooperate with each other regarding the response to and the defense of any such Claim and Licensee shall, upon its acknowledgment in writing of its obligation to indemnify the Ramot Indemnitee, be entitled to and shall assume the defense or represent the interests of the Ramot Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Ramot Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Ramot Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the Ramot Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

12.3  Insurance. Commencing with the commencement of clinical trials in humans with respect to the first Licensed Product, Licensee shall maintain insurance that is reasonably adequate to insure its liability pursuant to clause 12.1 above. Such insurance shall be in reasonable amounts (but in any event not less than five million US dollars (US$5,000,000) for injuries to any one person arising out of a single occurrence and ten million US dollars (US$10,000,000) for injuries to all persons arising out of a single occurrence) and on reasonable terms in the circumstances, having regard, in particular, to the nature of the Licensed Products, and shall be subscribed for from a reputable insurance company. Licensee shall provide Ramot, upon request, with written evidence of such insurance. Licensee shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which Licensee or any Affiliate or Sublicensee continues to make, use, or sell a Licensed Product, and thereafter for a period of seven (7) years.

13. Term and Termination.

13.1.  Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 13, shall continue in full force and effect on a Licensed Product-by-Licensed Product and jurisdiction-by-jurisdiction basis until the expiration of all payment obligations pursuant to Section 7 for such Licensed Product.

13.2. Effect of Expiration. Following the expiration pursuant to Section 13.1 of this Agreement on a Licensed Product-by-Licensed Product and jurisdiction-by-jurisdiction basis (and provided the Agreement has not been earlier terminated pursuant to Section 13.3, in which case Section 13.4 shall apply): (a) Licensee shall have a fully-paid up, nonexclusive license (with the right to grant sublicenses) under the Ramot Technology solely to develop, make and have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to such Licensed Product in such country; (b) Ramot shall be free to use the Ramot Technology to develop, make and have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to such Licensed Product in such country and to grant others licenses under the Ramot Technology to do the same; and (c) each of the parties shall have a fully-paid up, non-exclusive, worldwide license (with the right to grant sublicenses) under the other party’s interest in the Joint Technology for any and all purposes.

13.3. Termination.

13.3.1 Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Ramot, provided however, that, subject to Section 2.1.2, Licensee may not terminate its obligation to fund the Research under Section 2.2.1.

13.3.2. Termination for Default.

13.3.2.1 In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within thirty (30) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. Notwithstanding the foregoing, in the event of a breach pursuant to Section 5.2.4 (i.e. a breach by a Sublicensee) that is not susceptible of cure by Licensee within the thirty (30) day period set forth above and License uses diligent good faith efforts to cure such breach, the thirty (30) day cure period shall be extended by an additional period of thirty (30) days.

13.3.3.2 In the event of an uncured material breach by Ramot as described in the foregoing paragraph, Licensee may elect not to terminate this Agreement but, instead, to sue Ramot for damages arising from such breach, provided however, that in no event will Licensee seek damages against Ramot in any such action which exceed amounts actually paid to Ramot under this Agreement.

13.3.3. Bankruptcy. Either party may terminate this Agreement upon notice to the other if the other party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

13.4. Effect of Termination.

13.4.1. Termination of Rights. Upon termination by Licensee pursuant to Sections 13.3.1, 13.3.2 or 13.3.3 hereof or by Ramot pursuant to Sections 6.4, 13.3.2 or 13.3.3 hereof: (a) the rights and licenses granted to Licensee under Section 5 shall terminate; (b) all rights in and to the Ramot Technology shall revert to Ramot and Licensee, its Affiliates and Sublicensees shall not be entitled to make any further use whatsoever of the Ramot Technology nor shall Licensee, its Affiliates or Sublicensees develop, make, have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Licensed Products; and (c) any existing agreements that contain a sublicense of the Ramot Technology shall terminate to the extent of such sublicense; provided, however, that, for each Sublicensee, upon termination of the sublicense agreement with such Sublicensee, Ramot shall be obligated, at the request of such Sublicensee, to enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense Agreement does not impose any obligations or liabilities on Ramot which are not included in this Agreement.

13.4.2. Accruing Obligations. Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination.

13.4.3. Transfer of Regulatory Filings and Know How.

13.4.3.1. In the event that Ramot terminates this Agreement pursuant to Section 6.4, 13.3.2 or 13.3.3, Licensee shall promptly deliver and assign to Ramot (a) all documents and other materials filed by or on behalf of Licensee and its Affiliates with Regulatory Agencies in furtherance of applications for Regulatory Approval in the relevant country with respect to Licensed Products and (b) all intellectual property, inventions, conceptions, compositions, materials, methods, processes, data, information, records, results, studies and analyses, discovered or acquired by, or on behalf of Licensee and its Affiliates which relate directly to actual or potential Products, including without limitation Licensee’s interest in Joint Technology. Ramot and TAU shall be entitled to freely use and to grant others the right to use all such materials, documents and know-how delivered pursuant to this 13.4.3.1 without any obligations to Licensee.

13.4.3.2. In the event Licensee terminates this Agreement pursuant to Section 13.3.1, Licensee shall promptly deliver and assign to Ramot (a) all documents and other materials filed by or on behalf of Licensee and its Affiliates with Regulatory Agencies in furtherance of applications for Regulatory Approval in the relevant country with respect to Products and (b) all intellectual property, inventions, conceptions, compositions, materials, methods, processes, data, information, records, results, studies and analyses, discovered or acquired by, or on behalf of Licensee and its Affiliates which relate directly to actual or potential Licensed Products, including without limitation Licensee’s interest in Joint Technology. Ramot and TAU shall be entitled to freely use and to grant others the right to use all such materials, documents and know-how delivered pursuant to this 13.4.3.1 (the “Assigned IP”); provided that in the event Ramot grants a third party a license under or with respect to any of the Assigned IP, Ramot shall pay Licensee royalties in the amount of thirty (30%) of all Net Ramot Receipts (as defined below) actually received by Ramot in consideration for the license of such Assigned IP. All such royalties shall be paid by Ramot on a quarterly basis, within thirty days of the end of the calendar quarter in which the consideration was received. Ramot shall report to Licensee and pay the said amounts to Licensee in accordance with the procedures set forth in this Agreement with respect to Licensee’s payment and reporting obligations to Ramot as described in section 8 above, mutatis mutandis. For purposes of this Section 13.4.3.2, the following words shall have the following meanings:

(a) “Net Ramot Receipts” shall mean Ramot Receipts less Ramot Expenses.

(b) “Ramot Receipts” shall mean all amounts in cash and other consideration actually received by Ramot from the sale, transfer, assignment, lease, grant of licenses under or with respect to, or the assignment of rights in, any or all of the Assigned IP; provided that “Ramot Receipts” does not include payments specifically committed to cover future costs to be actually incurred by Ramot (including customary overhead, not exceeding 30%) in accordance with detailed budgets and research workplans included in, sponsored research or research and license agreements relating to the Assigned IP.

(c) “Ramot Expenses” shall mean all out-of-pocket expenses and professional fees, including legal fees, patent agent fees and fees paid to other experts, incurred by Ramot in connection with: (a) the filing, prosecution, maintenance or enforcement of any patent application or patent covering or included in the Assigned IP; or (b) the preparation, negotiation, execution and/or enforcement of any agreement relating to the sale, lease, license or assignment of any or all of or under the Assigned IP.

13.5. Survival. The parties’ respective rights, obligations and duties under Sections 8.5, 9, 11, 12, 13, 14.2 and 14.4, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

14. Miscellaneous.

14.1. Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same, including the Original Agreement and the First Amended and Restated Research and License Agreement.

14.2. Publicity Restrictions. Subject to Section 9.1.2, Licensee and its Affiliates and Sublicensees shall not use the name of Ramot, TAU, either Principal Investigator or any of their trustees, officers, faculty, researchers, students, employees, or agents, or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement without the prior written consent of Ramot. If Ramot does not consent to such use it shall notify Licensee within one Israeli business day of a request for approval and provide its required changes to the proposed material. If such notice is not provided within the designated time period, Ramot will be deemed to have given its approval.

14.3. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 14.3:

If to Licensee:	Brainstorm Cell Therapeutics, Inc. 1350 Avenue of the Americas New York, NY 10019 USA

With a copy to: Tulchinsky, Stern & Co, Law Offices Abba Hillel 14 Beit Oz Ramat Gan 52506

If to Ramot:	Ramot at Tel Aviv University Ltd. P.O. Box 39296 Tel Aviv 61392 Israel Attn: CEO Fax: 972-3-640-5064

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, seven (7) business days after delivery to the postal authorities by the party serving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

14.4. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent. The parties hereby consent to personal jurisdiction in Israel and agree that the competent court in Tel Aviv, Israel shall have sole jurisdiction over any and all matters arising from this Agreement, except that Ramot may bring suit against the Licensee in any other jurisdiction outside Israel in which the Licensee has assets or a place of business.

14.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

14.6. Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

14.8. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.9. No Agency or Partnership.  Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either parties as agents for each other or as partners with each other or any third party.

14.10. Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld.

14.11. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.12. Interpretation. The parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

14.13. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Ramot at Tel Aviv University Ltd. By: /s/ Yehuda Niv Name: Yehuda Niv Title: CEO	Brainstorm Cell Therapeutics, Inc. By: /s/ Dudy Stolick Name: Dudy Stolick Title: CFO

By: /s/ Ze'ev Weinfeld, Ph.D.
       Executive Vice President
       Business Development

We, the undersigned, hereby confirm that we have read the Agreement, that its contents are acceptable to us and that we will act in accordance with its terms.

____________________________ Professor Eldad Melamed	________________________ Dr. Daniel Offen